Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO INITIATES SEARCH FOR NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Chairman Conrad A. Conrad to Serve as Interim President and CEO

Following Resignation of Jack Brucker

Company Reiterates Full-Year 2010 Financial Guidance

SCOTTSDALE, Ariz. (January 6, 2010) – Rural/Metro Corporation (NASDAQ: RURL) announced today that its Board of Directors has appointed Chairman Conrad A. Conrad as the Company’s interim President and Chief Executive Officer, effective immediately. The appointment follows the resignation for personal reasons of Jack Brucker as President, Chief Executive Officer and Board member.

“For more than 12 years, Jack has presided over our Company during a period of continued growth in net revenue, strong cash flows, and further improvements in key operating statistics,” said Mr. Conrad. “This momentum has continued throughout the current fiscal year, and we believe the Company continues to be well positioned going forward. The Board thanks Jack for his many contributions over the years.”

Mr. Conrad has served as a member of the Board of Directors since October 2005 and was named chairman of the Board in July 2008. Earlier, he was employed by The Dial Corporation from August 2000 through October 2005 and served as its Executive Vice President and Chief Financial Officer. He is also former Vice Chairman and Chief Financial Officer of Quaker State Corporation.

“Conrad has been an outstanding Chairman to our Board, and we are pleased that he will lead the Company on an interim basis,” said Chris Shackelton, Rural/Metro Board member and Managing Partner of Coliseum Capital, the Company’s largest stockholder.

Mr. Conrad stated that the Company’s Board is executing its CEO succession and transition plan and is in the process of engaging a national search firm to identify CEO prospects. While there is no set date for completing the search, the Board is confident that a permanent replacement can be appointed in a timely manner.

Today, Rural/Metro Corporation reiterated financial guidance for the fiscal year ending June 30, 2010. The Company previously announced on November 9, 2009, that it expected EBITDA from continuing operations to be in the range of $60.0 million to $63.0 million and capital expenditures to be in the range of $16.0 million to $19.0 million.

About Rural/Metro Corporation

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 20 states and approximately 400 communities throughout the United States. For more information, visit the Rural/Metro Corporation’s web site at www.ruralmetro.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “believes,” “seeks,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” and similar expressions are intended to identify forward-looking statements. All statements that address events or developments that we expect or anticipate will occur in the future, including statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are forward-looking statements. All such forward-looking statements and those presented elsewhere by the Company’s management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. See risks and uncertainties described in “Risk factors” included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission (“SEC”) on September 9, 2009. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site at www.sec.gov, or the Company’s web site at www.ruralmetro.com.

(RURL/G)